Exhibit 10.1

AGREEMENT AND PLAN OF RESTRUCTURING

This Agreement and Plan of Restructuring (this “Agreement”) is entered into this 11th day of May 2005 by and between Far East Energy Corporation, a Nevada corporation (the "Company”), and Far East Energy (Bermuda), Ltd., a Bermuda company (“FEEB”).

WHEREAS, the Board of Directors of the Company (a) has unanimously approved a restructuring plan, subject to the terms and conditions of this Agreement, authorizing the Company to transfer to FEEB all or substantially all of the Company’s assets relating to its operations in The People’s Republic of China (the “PRC”) and (b) has unanimously recommended approval of such restructuring plan by, and directed that such restructuring plan be submitted to a vote of, the stockholders of the Company;

WHEREAS, the Company and FEEB desire to enter into this Agreement to establish such restructuring plan on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company and FEEB intend for the transactions consummated pursuant to the restructuring plan to qualify, for U.S. federal income tax purposes, as a nontaxable exchange and as a nontaxable reorganization under Sections 351 and 368(a) of the Internal Revenue Code of 1986, as amended, respectively.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, the parties agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Assigned Contracts” shall mean all contracts, commitments, agreements, leases, subleases, and rights thereunder, including all working interests or participation interests thereunder, and all guaranties and other similar arrangements to which the Company is a party or the Company or its assets is bound, in each case, which are used solely in connection with or benefiting solely the Company’s operations relating to the exploration, development and production of coalbed methane gas in the PRC, including, but not limited to, the Company’s production sharing contract with CUCBM for its projects in Yunnan Province, PRC, its production sharing contracts with CUCBM and Phillips China Inc., a subsidiary of ConocoPhillips, Inc., for its projects in Shanxi Province, PRC and the Company’s farmout agreements and escrow agreement relating to its projects in Shanxi Province, PRC.

"China Assets” shall mean all right, title and interest in and to the following assets of the Company: (a) all of the Assigned Contracts; (b) all transferable permits, licenses and authorizations used in or relating to the exploration, development and production of coalbed methane gas in the PRC; (c) all tangible assets relating to the Company’s operations in the PRC; and (d) all equity interests in Yunnan Huayi Eco-tech Consulting Co., Ltd.

"CUCBM” shall mean China United Coalbed Methane Co. Ltd.

"Closing” shall have the meaning defined in Section 3.2.

"Closing Date” shall mean the date and time as of which the Closing actually takes place.

2. TRANSFER OF CHINA ASSETS.

2.1 China Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to transfer the China Assets to FEEB in exchange solely for common shares of FEEB. FEEB hereby agrees to be bound by, and assumes the payment, discharge, satisfaction and performance of, the Assigned Contracts after the Closing Date (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, the effectiveness of any such contribution, transfer and assumption of the Assigned Contracts shall be subject to the terms and conditions of Article 3. The Company will execute, acknowledge (if appropriate), and deliver to FEEB, such instruments of transfer, conveyance, and assignment and other documents necessary to transfer the China Assets to FEEB in accordance with, and subject to the terms of this Agreement.

2.2 Consents. To the extent that the transfer by the Company as contemplated hereunder of any of the Assigned Contracts requires a consent of any party or authority, and such consent has not been obtained prior to the Closing Date, each such Assigned Contract shall be deemed to be transferred pursuant to the provisions of this Agreement, without any further action required on the part of the Company or FEEB, effective as of the date FEEB receives notice from the Company of such consent. Effective as of such date, FEEB shall assume all of the obligations and liabilities related to such Assigned Contract. With respect to each such Assigned Contract, after the Closing Date and until such consent is obtained, the Company shall continue as either the prime or the nominal contracting party, but FEEB shall be the beneficial owner, or be entitled to the benefits, of such Assigned Contract after the Closing Date to the extent that the Company may transfer to FEEB such beneficial ownership or benefits without violating the terms of such Assigned Contract or applicable law, and FEEB agrees to perform at its sole expense all of the obligations of the Company to be performed under such Assigned Contract of which FEEB is the beneficial owner or is receiving the benefits.

2.3 No Assumption of Liabilities. Except for the Assumed Liabilities, FEEB shall not assume or be responsible for any debts, liabilities, or obligations of the Company, whether known or unknown, or absolute, contingent or otherwise (including, but not limited to, any liabilities arising from any litigation involving or related to the Company). All debts, liabilities, and obligations of the Company shall continue after the Closing Date to be the debts, liabilities, and obligations of the Company.

3. CONDITIONS PRECEDENT TO CLOSING; CLOSING.

3.1 Conditions Precedent to Closing. The Company’s obligation to transfer the China Assets and FEEB’s obligation to assume the Assumed Liabilities and to take the other actions required by this Agreement are subject to the satisfaction or waiver of the following conditions:

(a) Stockholder Approval. This Agreement and the transfer of the China Assets contemplated by this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company in accordance with laws of the State of Nevada and the articles of incorporation and amended and restated bylaws of the Company (“Stockholder Approval”).

(b) Governmental, Regulatory and Other Material Third-Party Consents. All filings required to be made prior to the Closing with, and all material consents, approvals, authorizations and clearances required to be obtained prior to the Closing and necessary for the Company to transfer the China Asset to FEEB and for FEEB to conduct its operations in the PRC from, any court or governmental or regulatory authority or agency, domestic or foreign, or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including from the Ministry of Commerce, CUCBM and Phillips China Inc. will have been made or obtained (as the case may be).

(c) Tax Approvals and Clearances. The receipt of all applicable national, provincial and local approvals, authorizations and clearances by Chinese tax authorities favorable to the Company as determined by the Board of Directors of the Company.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or subjecting the transfer of the China Assets under this Agreement to a condition that the Board of Directors of the Company believes might have a material adverse effect on the Company or the China Assets shall be in effect.

(e) No Material Adverse Effect. No event that the Board of Directors of the Company believes might have a material adverse effect on the China Assets, the Company or the ability to consummate the transactions contemplated by this Agreement shall have occurred.

3.2 Closing. The transfer of the China Assets (the “Closing”) provided for in this Agreement will not take place until all of the conditions contained in Section 3.1 have been satisfied or waived. In the event that any of such conditions are not satisfied or waived, the Board of Directors of the Company may, in its sole discretion, pursuant to Section 4.1, terminate this Agreement.

4. TERMINATION, AMENDMENT AND WAIVER.

4.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Stockholder Approval, by action of the Board of Directors of the Company.

4.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 4.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or FEEB.

4.3 Amendment. This Agreement may be amended by the parties at any time before or after the Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment without additional approval of the Company’s stockholders to the extent required under the laws of the State of Nevada and the articles of incorporation and amended and restated bylaws of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and FEEB.

4.4 Waiver. At any time prior to the Closing, the parties may waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

4.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 4.1, shall, in order to be effective, require action by the Board of Directors of the Company. An amendment of this Agreement pursuant to Section 4.3 shall, in order to be effective, require action by the Boards of Directors of the Company and FEEB and, if applicable, the approval of the stockholders of the Company. A waiver pursuant to Section 4.4 shall, in order to be effective, require action by the Boards of Directors of the Company and FEEB.

5. GENERAL PROVISIONS.

5.1 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

5.2 No Third-Party Rights. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

5.3 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

FAR EAST ENERGY CORPORATION

By: /s/ Michael R. McElwrath
Name: Michael R. McElwrath
Title: President and Chief Executive Officer

FAR EAST ENERGY (BERMUDA), LTD.

By: /s/ Bruce N. Huff
Name: Bruce N. Huff
Title: Director